Exhibit 99.1

Velo3D, Inc. Receives Continued Listing Standards Notice from the NYSE

FREMONT, California – July 12, 2024 – Velo3D, Inc. (NYSE: VLD), a leading additive manufacturing technology company for mission-critical metal parts, today announced that on July 8, 2024 it received notice from the New York Stock Exchange (“NYSE”) that it is not in compliance with Section 802.01B of the NYSE Listed Company Manual because its average total market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its stockholders' equity was less than $50 million. As of July 5, 2024, the company’s 30 trading-day average market capitalization was approximately $36.6 million and its last reported stockholders’ deficit, as of March 31, 2024, was approximately ($45.5) million.

In accordance with NYSE procedures, within 45 days from receipt of the notice, the company intends to submit a plan to the NYSE advising it of the definitive action(s) the company has taken, is taking, or plans to take to regain compliance with the continued listing standards. If the NYSE accepts the company’s plan, the company’s common stock will continue to be listed and traded on the NYSE during the 18-month cure period, subject to the company’s compliance with other NYSE continued listing standards and continued periodic review by the NYSE of the company’s progress with respect to its plan.

The notice has no immediate impact on the listing of the company’s common stock and does not affect the company’s reporting obligations with the U.S. Securities and Exchange Commission.

In addition, in a separate letter dated June 28, 2024, the NYSE confirmed that a calculation of the company’s average stock price for the 30 trading days ended June 28, 2024, indicated that the company’s stock price was above the NYSE’s minimum requirement of $1 based on a 30 trading-day average. Accordingly, as of June 28, 2024, the Company was no longer considered below the $1 continued listing criterion.

About Velo3D:

Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Aerojet Rocketdyne, Lockheed Martin, Avio, and General Motors. Velo3D has been named as one of Fast Company’s Most Innovative Companies for 2023. For more information, please visit Velo3D.com, or follow the company on LinkedIn or X (formerly known as Twitter).

VELO, VELO3D, SAPPHIRE and INTELLIGENT FUSION are registered trademarks of Velo3D, Inc.; and WITHOUT COMPROMISE, FLOW and ASSURE are trademarks of Velo3D, Inc. All Rights Reserved © Velo3D, Inc.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1996. The company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, statements regarding the company’s ability to regain or maintain compliance with NYSE continued listing standards and the company’s other expectations, beliefs, intentions or strategies for the future. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “FY 2023 10-K”), which was filed by the company with the SEC on April 3, 2024, and the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, which was filed by the company with the SEC on May 15, 2024, and the other documents filed by the company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside the company’s control and are difficult to predict. The company cautions not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. The company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations:
Velo3D
Bob Okunski, VP Investor Relations
investors@velo3d.com

Media Contact:
Velo3D
Dan Sorensen, Senior Director of PR
press@velo3d.com